UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a-12

PREMIER ALLIANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

On April 24, 2014, Premier Alliance Group, Inc. (the “Company”) filed its Definitive Proxy Statement on Form 14-A announcing the date of its 2014 Annual Meeting of Shareholders (the “Annual Meeting”), then scheduled for June 12, 2014. On May 23, 2014, the Company announced that it would be postponing its scheduled Annual Meeting to a date to be determined by the Company’s Board of Directors (the “Board of Directors”). On May 20, 2014, the Company announced the reorganization of its executive team, including the appointment of Joseph J. Grano, Jr., the Company’s Chairman of the Board of Directors, as Chief Executive Officer of the Company. The Board of Directors elected to postpone the Company’s Annual Meeting in order to permit the Company’s shareholders to consider the impact of the changes to the Company’s management team and to provide additional items that the shareholders will be asked to consider and vote upon at the Annual Meeting.

The Board of Directors has set a new Annual Meeting date of August 13, 2014 and a new record date of June 19, 2014. Only shareholders of record at the close of business on June 19, 2014 will be entitled to vote at the Annual Meeting.

The Company has amended its proxy statement to include disclosures: (i) relating to the reorganization of the Company’s management team; (ii) to remove Kent Anson, the Company’s prior Chief Executive Officer and Director, as a nominee for the Board of Directors; and (iii) to include additional proposals which shareholders will be asked to consider and vote on, including an increase in the Company’s authorized capital stock and an increase in the number of shares of common stock available for issuance under the terms of the Company’s 2008 Stock Incentive Plan.

PREMIER ALLIANCE GROUP, INC.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

June 23, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Premier Alliance Group, Inc., to be held at 1:00 pm Eastern Daylight Time on August 13, 2014 at our corporate offices located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

At this meeting, you will be asked to consider and vote, in person or by proxy, on the following matters:

1.	Election of ten directors to the Board of Directors;

2.	Ratification of the appointment of Cherry Bekaert LLP as our independent auditors;

3.	Approval of a non-binding advisory resolution supporting the compensation of our named executive officers;

4.
Approval of an amendment to the Company’s Certificate of Incorporation to be filed with the Delaware Secretary of State to increase the Company’s authorized common stock, par value $0.001 (the “Common Stock”) from 90,000,000 shares to 125,000,000 shares;

5.
To approve an Amendment to the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) increasing the number of shares of Common Stock available for issuance under the Plan from 10,000,000 to 20,000,000; and

6.	Transaction of such other business as may properly come before the meeting or any adjournment.

The official notice of meeting, proxy statement, and proxy card are included with this letter. The matters listed in the notice of meeting are described in detail in the accompanying proxy statement. We are also providing you with a copy of our annual report on Form 10-K for our fiscal year ended December 31, 2013.

Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

Very truly yours,

/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. Chairman of the Board of Directors

Dated: June 23, 2014

PREMIER ALLIANCE GROUP, INC.

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Premier Alliance Group, Inc.:

We hereby notify you that the 2014 Annual Meeting of Shareholders of Premier Alliance Group, Inc., a Delaware corporation (“Premier” or the “Company”), will be held on August 13, 2014 at 1:00 pm Eastern Daylight Time, at our corporate offices, which are located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. This meeting is being held for the following purposes:

1.	Election of ten directors to the Board of Directors;

2.	Ratification of the appointment of Cherry Bekaert LLP as our independent auditors;

3.	Approval of a non-binding advisory resolution supporting the compensation of our named executive officers;

4.
Approval of an amendment to the Company’s Certificate of Incorporation to be filed with the Delaware Secretary of State to  increase the Company’s authorized common stock, par value $0.001 (the “Common Stock”) from 90,000,000 shares to 125,000,000 shares;

5.
To approve an Amendment to the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) increasing the number of shares of Common Stock available for issuance under the Plan from 10,000,000 to 20,000,000; and

6.	To Transaction of such other business as may properly come before the meeting or any adjournment.
The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only shareholders of record at the close of business on June 19, 2014 will be entitled to vote at the meeting and any adjournment (the “Record Date”). You may examine a list of the shareholders of record as of the close of business on June 20, 2014, for any purpose germane to the meeting during the ten-day period preceding the date of the meeting at our corporate offices, which are located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

YOUR VOTE IS IMPORTANT

Please vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting in person.  If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person.  The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail. You may also request a paper proxy card to submit your vote by mail, if you prefer.

By order of the Board of Directors

/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. Chairman of the Board of Directors

Dated: June 23, 2014
Charlotte, North Carolina

PREMIER ALLIANCE GROUP, INC.

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors solicits your proxy for the 2014 Annual Meeting of Shareholders of Premier Alliance Group, Inc., to be held at 1:00 Eastern Daylight Time on August 13, 2014, at our corporate offices, 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and at any postponements and adjournments thereof, for the purposes sets forth in the “Notice of Annual Meeting of Shareholders.”

It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to shareholders, and this proxy statement and the form of proxy relating to our 2014 Annual Meeting are first being made available to shareholders, on or about July 1, 2014.   We will bear the cost of the solicitation of proxies. The original solicitation of proxies by mail may be supplemented by personal interview, telephone, and facsimile by our directors, officers, and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

Record Date and Stock Ownership.  Only shareholders of record at the close of business on June 19, 2014 will be entitled to vote at the Annual Meeting. The majority of the shares of common stock outstanding on the record date and shares of preferred stock must be present in person or by proxy to have a quorum.  We had 29,140,366 outstanding shares of common stock and 3,554,328 outstanding shares of preferred stock (convertible into an aggregate of 26,304,248 shares of common stock) as of the record date.

Submitting and Revoking Your Proxy.  If you complete and submit your proxy, the persons named as proxies will follow your instructions.  If you submit your proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

•	FOR the election of the director nominees as set forth in “Proposal 1: Election of Directors.”

•
FOR the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 as set forth in “Proposal 2: Ratification of Independent Registered Public Accounting Firm.”

•	FOR the non-binding resolution approving the compensation of our named executive officers as set forth in “Proposal 3: Advisory Resolution Supporting the Compensation of our Named Executive Officers.”

•
FOR an amendment to the Company’s Certificate of Incorporation filed with the Delaware Secretary of State to increase the Company’s authorized common stock, par value $0.001 (the “Common Stock”) from 90,000,000 shares to 125,000,000 shares, set forth in “Proposal 4: Increase in Authorized Capital Stock.”

•
FOR an amendment to the Company’s 2008 Stock Incentive Plan increasing the number of shares of Common Stock available for issuance under the Plan from 10,000,000 to 20,000,000, set forth in “Proposal 5: Amendment to Premier Alliance Group, Inc.’s 2008 Stock Incentive Plan.”

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.  We have not received notice of other matters that may be properly presented for voting at the annual meeting.

Your shareholder vote is important.  Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the annual meeting in person.  If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person.  If voting in person at the meeting, please bring proof of identification.  The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.  For directions to the Corporate Office call 800-521-8077.

If you are a registered holder, you may revoke your proxy at any time before the Annual Meeting by submitting a later-dated proxy, voting in person at the Annual Meeting, or by delivering instructions to our Corporate Secretary before the Annual Meeting.  If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Quorum Requirement.  The holders of at least one-third of the outstanding shares of stock entitled to vote shall constitute a quorum at the Annual Meeting of shareholders for the transaction of any business.

Votes Required to Adopt Proposals.  Each share of our common stock and each share of preferred stock (on an as-converted to common stock basis) outstanding on the Record Date is entitled to one vote on each of the ten director nominees and one vote on each other matter.  Directors receiving the plurality of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).  The approval of (A) the ratification of the appointment of Cherry Bekaert LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2014, (B) the approval of the non-binding advisory resolution supporting the compensation of our named executive officers, (C) the amendment to the Company’s Certificate of Incorporation filed with the Delaware Secretary of State to increase the Company’s authorized common stock, par value $0.001 (the “Common Stock”) from 90,000,000 shares to 125,000,000, and (d) the amendment to the Company’s 2008 Stock Incentive Plan increasing the number of shares of Common Stock available for issuance under the Plan from 10,000,000 to 20,000,000, requires the affirmative vote of the majority of the shares of our common stock and preferred stock (on an as-converted to common stock basis) present or represented by proxy with respect to each such proposal.

Shares of common stock and preferred stock not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors, the approval of the non-binding advisory resolution supporting the compensation of our named executive officers, the amendment to the Company’s Certificate of Incorporation increasing the authorized capital stock of the Company and the proposal amending the Company’s 2008 Plan.  For the proposal approving ratifying the independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented for determining whether shareholders have approved that proposal.  Please note, under changes to NYSE rule 452 effective January 1, 2010, that banks and brokers that have not received voting instructions from their clients CANNOT vote on their clients’ behalf on the proposal for election of the director nominees and approval of advisory resolution supporting the compensation of named executive officers.

Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

Your Vote is Important
Please vote as promptly as possible
by signing, dating and returning the enclosed Proxy Card

PROPOSALS TO BE VOTED ON

PROPOSAL 1:  ELECTION OF DIRECTORS

Our nominees for the election of directors at the Annual Meeting include our Chairman, CEO and nine independent directors, as defined by the Nasdaq Marketplace Rules.  Shareholders elect all directors annually.  At the recommendation of the Nominating Committee, the Board of Directors (the “Board”) has selected the nominees to serve as directors for the one-year term beginning at the Annual Meeting on August 13, 2014, or until their successors, if any, are elected or appointed.

On May 20, 2014, Kent Anson, the Company’s former Chief Executive Officer and Director, resigned from his position as Chief Executive Officer and director of the Company and was appointed to serve as President of the Energy and Controls division of the Company. As such, Mr. Anson is not included as a nominee for election to the Board.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section.  If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy.  Alternatively, the Board may reduce the size of the Board.  We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board recommends that you vote your shares “FOR” each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Joseph J. Grano, Jr	66	CEO, Director, Chairman	2012
Isaac Blech	64	Director, Vice Chairman	2011
Kevin Carnahan	56	Director	2011
John Catsimatidis	65	Director	2012
Wesley Clark	70	Director	2012
Patrick M. Kolenik	62	Director	2011
Gregory C. Morris	53	Director	2008
Harvey Pitt	69	Director	2012
Seymour Siegel	71	Director	2012
Cary W. Sucoff	62	Director	2011

INFORMATION ABOUT THE NOMINEES

None of our directors or executive officers is related to any other director or executive officer. Our directors who holds any directorships in any other public company are identified under each individual below.  All directors, except Mr. Grano, are independent directors as defined by the Nasdaq Marketplace Rules.

Stated below is the principal occupation of each nominee, the business experience of each nominee for at least the past five years, and certain other information relating to the nominees.

Joseph J. Grano, Jr., Chairman and Chief Executive Officer.  Mr. Grano was appointed the Company’s Chief Executive Officer on May 20, 2014. Mr. Grano, Chairman and Chief Executive Officer of Centurion Holdings since 2004, was previously the Chairman and Chief Executive Officer of UBS Financial Services (formerly UBS PaineWebber). Mr. Grano is a former Chairman of the NASD Board of Governors; member of the NASD’s Executive Committee; and was appointed in 2002 by President George W. Bush to serve as Chairman of the Homeland Security Advisory Council. He began his Wall Street career with Merrill Lynch after serving in Vietnam as a member of the U. S. Special Forces (Green Berets). Mr. Grano holds Honorary Doctor of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York, and Central Connecticut State University. In addition he holds an Honorary Doctor of Business Administration degree from the University of New Haven.  Mr. Grano is on the board of directors for Medgenics Inc where he is chair of the nominating and governance committee and a member of the compensation committee.  Mr. Grano is the current CEO and Chairman of the Board for Premier Alliance Group.

Isaac Blech, Director, Vice Chairman. Mr. Blech, over the past three decades, has established some of the leading biotechnology companies in the world. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation, and Genetics Systems Corporation.  Collectively, these companies have produced major advances in a broad array of diseases including the diagnosis and treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis, and AIDS.  Celgene Corporation is one of the world’s leading cancer and hematology companies and has a current value in excess of $55 billion.  ICOS Corporation discovered the drug Cialis, and was acquired by Eli Lilly and Company for over $2 billion. Nova Pharmaceutical Corporation developed a new treatment for brain cancer, and after merging with Scios Corporation, was purchased for $2 billion by Johnson and Johnson. Pathogeneses Corporation created TOBI for cystic fibrosis, the first inhaled antibiotic approved by the Food and Drug Administration, and was acquired by Chiron Corp for $660 million.  Genetics Systems Corporation developed the first inexpensive and accurate test to diagnosis chlamydia, allowing tens of thousands of babies to be born to women who otherwise would have become sterile from pelvic inflammatory disease.  Genetics Systems was acquired for approximately 3% of Bristol Myers’s stock. Mr. Blech is currently a major shareholder and board member of ContraFect Corporation, Cerecor, Inc., Edge Therapeutics and Centrexion Corporation, all private companies.  Mr. Blech is on the board of directors for The SpendSmart Payments Company (“SpendSmart”), Medgenics Inc., RestorGenex Corporation and Premier Alliance Group, all public companies.  Mr. Blech serves as the chair of the nominating committee for SpendSmart and RestorGenex, is on the compensation committee for SpendSmart and Medgenics, and is on the nominating committee for Medgenics.

Kevin Carnahan, Director. Mr. Carnahan is a past senior managing partner at Accenture LLP where he led the systems integration business up until 2009.  During his time at Accenture LLP, Mr. Carnahan also led Client Service Delivery and Quality for Financial Services, including Management Consulting, Technology (Systems Integration and IT Outsourcing) and BPO.  Prior to that, he led several financial services teams in Europe.  Mr. Carnahan serves on the Board of Premier Alliance Group and is on the compensation committee as well as serves as a director on three non-profit organizations.

John Catsimatidis, Director. Mr. Catsimatidis has been the Chairman and CEO of the Red Apple Group since 1986 and United Refining Company since 1987. Mr. Catsimatidis started out from the ground floor in the supermarket business. Since acquiring the Gristedes supermarkets in 1986, he has built Red Apple Group into an organization with diversified business holdings including oil refining and distribution, corporate jet leasing, convenience stores, the Hellenic Times newspaper and various real estate holdings. Mr. Catsimatidis founded and co-chairs the Brooklyn Tech Endowment Foundation, oversees the John Catsimatidis Scholarship Fund of the New York University Stern School of Business and sits on the Board of Trustees of the New School’s Milano School for Management and Urban Policy and the Executive Committee of the Columbia University Medical Center Board of Visitors.  Mr. Catsimatidis has also served with several public companies in the past: as Chairman and CEO for United Refining Energy Corp, as a director for U.S. Corrugated, Inc and currently is on the Board of Directors and is a member of the Nominating Commitee of Premier Alliance Group.

Wesley Clark, Director. General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm he founded in 2004, Co-Chairman of Growth Energy, senior fellow at UCLA's Burkle Center for International Relations, Chairman of Clean Terra, Inc., and Director of International Crisis Group. General Clark serves as a member of the Clinton Global Initiative's Energy & Climate Change Advisory Board, and ACORE's Advisory Board.  General Clark retired a four star general after serving 38 years in the United States Army. He served in a number of significant staff positions, including service as the Director of Strategic Plans and Policy (J-5) and in his last assignment as Supreme Allied Commander Europe.  His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver Star, Bronze Star, Purple Heart, honorary knighthoods from the British and Dutch governments, and numerous other awards from other governments, including the award of Commander of the Legion of Honor (France).  He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar.  He currently serves on the boards of the following public companies and their respective committees: Amaya Gaming out of Canada AMG Advanced Metallurgical Group a Dutch based company (Selection Committee), Bankers Petroleum Ltd out of Canada (Compensation & Governance Committee), BNK Petroleum Inc. (Environmental Committee), Juhl Energy (Audit Committee), Petromanas Energy, Prysmian (Internal Control), Rentech, Inc, and Premier Alliance Group.

Patrick M. Kolenik, Director. Mr. Kolenik has a forty year history working in positions involving all areas of securities trading and management with retail brokerage firms, equities and management of trading desk personnel and investment banking.  Mr. Kolenik is currently the President of Cyndel and Company, an advisory consulting company, and is a General Partner in Huntington Laurel Partners, a hedge fund, and over the past 5 years provides management consulting services independently.  Prior to this he held a variety of roles at Sherwood Securities where he progressed to Chairman and CEO.  Mr. Kolenik was also the President of WinCapital Corporation, a full service brokerage firm.  He has served as a board member for Sherwood Securities, Paradigm Medical, and WinCapital Corporation in the past and currently serves on the board for SpendSmart and Premier Alliance Group.  Mr. Kolenik is a member of the compensation committee for SpendSmart and Premier Alliance Group.

Gregory C. Morris, Director. Mr. Morris has worked in positions involving finance, investments, benefits, risk management and human resources for more than 30 years. Since 2013 he has been the Vice President of Administration at Swisher Hygiene (a NASDAQ and Toronto Stock Exchange, company).  From 2011 to 2012 he was a Vice President of Sales Human Resources for Snyder’s-Lance, Inc. (a NASDAQ listed company with revenues over $1.7 billion). Prior to this he held the positions of Vice President-Human Resource Operations and Senior Director-Benefits and Risk Management for Lance, Inc for 15 years prior to a merger with Snyders.  At Lance, Mr. Morris has served as the Chairman of the Risk Management Committee, chaired the Business Continuity Plan Steering Committee, and was a member of the Corporate Mergers & Acquisitions team.   Prior to joining Lance, Greg held various positions with Belk Stores, Collins & Aikman and Laporte plc. Greg also serves as a board member for the Second Harvest Food Bank of Metrolina.  Mr. Morris currently serves on the audit committee for Premier Alliance Group as well as is the chair of the compensation committee.

Harvey Pitt, Director. Mr. Pitt served as the 26th Chairman of the Securities and Exchange Commission (the “SEC”) from 2001 – 2003.  From 1975 – 1978 he was the SEC’s General Counsel.  For nearly a quarter of a century before rejoining the SEC, Mr. Pitt was in the private practice of law. Mr. Pitt received a J.D. degree from St. John’s University School of Law (1968), and his B.A. from the City University of New York (Brooklyn College) (1965). He was awarded an honorary doctorate in law by St. John’s University School of Law in June 2002.  Mr. Pitt served as an Adjunct Professor of Law at Georgetown University Law Center (1975-84), George Washington University Law School (1974-82) and the University of Pennsylvania School of Law (1983-84).  Mr. Pitt has been the CEO and Managing Director of Kalorama Partners since 2003. Mr. Pitt currently services on the audit committee for Premier Alliance Group and is a director for the Paulson International Hedge Funds serving on their audit committee.

Seymour Siegel, Director. Mr. Siegel is a Certified Public Accountant, inactive, and since 2000 is a principal emeritus at Rothstein Kass, a national firm of accountants and consultants.  Mr. Siegel was a founder of Siegel Rich & Co. CPA’s, which eventually merged into what is now known as WeiserMazars LLP, a large regional firm.  He was a senior partner there until selling his interest and co-founding a business advisory firm, which later became a part of Rothstein Kass.  He received his Bachelor of Business Administration from the Bernard M. Baruch School of the City College of New York.  He has been a director and officer of numerous businesses, philanthropic and civic organizations.  As a professional director, he has served on the boards of about a dozen public companies over the last 25 years, generally as audit committee chairman.  He is currently a director and chairman of the audit committees of Air Industries Group, Inc., and Premier Alliance Group, Inc.  He was formerly a director of Hauppauge Digital Inc., Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies and Emerging Vision, Inc., among others.

Cary W. Sucoff, Director.  Mr. Sucoff has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Since January 2012 Mr. Sucoff has owned and operated Equity Source Partners, LLC an advisory and consulting firm. From February 2006 until December 2011, Mr. Sucoff owned and operated Equity Source Partners, LLC, a FINRA member firm which operated as a boutique investment bank.  Mr. Sucoff currently serves on the following Boards of Directors: Contrafect Corp., Cerecor, Inc., SpendSmart and Premier Alliance Group. In addition, Mr. Sucoff serves as a consultant to Medgenics, Inc. (MDGN) and RestorGenex. Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee.  Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978. Mr. Sucoff serves on the compensation committee for Premier Alliance Group and on the audit committee for SpendSmart.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm.  The Audit Committee’s job is one of oversight.  Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing our financial statements. It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee is currently comprised of Messrs Siegel, Pitt, and Morris.  Mr. Siegel is the acting Chair of the Audit Committee. All members are independent. The Board has determined that Mr. Siegel meets the SEC’s qualifications to be an “audit committee financial expert,” including meeting the relevant definition of an “independent director.”  Under the rules promulgated by the SEC, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification.  The Board has determined that all members of the Audit Committee are financially literate and experienced in business matters and are capable of (1) understanding generally accepted accounting principles (“GAAP”) and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions.

The report of the Audit Committee for fiscal year 2013 can be found below under the heading “Proposal Two: Ratification of Appointment of Independent Auditors.”  The Audit Committee operates under a written charter adopted by the Board.  A copy of the charter is available on our website, www.premieralliance.com, under the “Investor Relations” tab.

Compensation Committee

The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing, amending, and granting stock options to our executive officers and key employees.

The Compensation Committee is currently comprised of Messrs Carnahan, Kolenik, Morris, and Sucoff.   Mr. Morris is the chair of the Compensation Committee. All members are independent.

The Compensation Committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.premieralliance.com, under the “Investor Relations” tab.

Nominating Committee

The Nominating Committee establishes procedures for the nomination process, makes recommendations to the Board regarding the size and composition of the Board, and nominates officers for election by the Board.  The Nominating Committee in 2013 was comprised of Messrs Blech, Catsimatidis, and Elliott. Mr. Elliott resigned from the board on April 1, 2014.  Mr. Blech is the acting Chair of the Nominating Committee.

The Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes understanding of and experience in business, consulting and solution companies and finance experience.  The Nominating Committee reviews these factors, and others considered useful by the Nominating Committee, in the context of an assessment of the perceived needs of the Board at a particular point in time.  As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members.

Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or executive officers typically suggest candidates for nomination to the Board.  The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates.  A shareholder seeking to recommend a prospective nominee for the Nominating Committee’s consideration must do so by giving notice in writing to Chairman of the Nominating Committee, Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. Any such notice must, for any given annual meeting, be delivered to the Chairman not less than 120 days prior to the anniversary of the preceding year's annual meeting. The notice must state (1) the name and address of the shareholder making the recommendations, (2) the name, age, business address, and residential address of each person recommended, (3) the principal occupation or employment of each person recommended, (4) the class and number of shares of Premier Alliance Group shares that are beneficially owned by each person recommended and by the recommending shareholder, (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of our company if elected.

The Nominating Committee operates under a written charter, a copy of which is available on our website, www.premieralliance.com, under the “Investor Relations” tab.

In 2013, the board employed a search firm in connection with seeking and evaluating CEO candidates.

Attendance at Board, Committee and Annual Shareholders’ Meetings.  The Board held four formal meetings/calls and acted by unanimous written consent one time in 2013.  Committee meetings are held as needed and can be conducted via telephone.  The Audit Committee met six times, the Compensation Committee met two times and the Nominating Committee did not meet during 2013.  We expect each director to attend every meeting of the Board and the committees on which he serves.  The majority of the directors attended at least 90% of the meetings of the Board and the committees on which they served in 2013 during the time in which they were appointed to the Board and the respective committees.  We encourage each of the directors to attend the Annual Meeting of shareholders.  Mr. Pitt attended 2 of the 4 board meetings during 2013 and attended 5 of the 6 audit committee meetings.

Director Independence.  In accordance with the disclosure requirements of the SEC, and since the OTC Bulletin Board does not have its own rules for director independence, we have adopted the NASDAQ listing standards for independence.  Nine of our current directors Isaac Blech, Kevin Carnahan, John Catsimatidis, Wesley Clark, Patrick Kolenik, Gregory Morris, Harvey Pitt, Seymour Siegel, and Cary Sucoff are non-employee directors and qualify as “independent” in accordance with the published listing requirements of NASDAQ.  During his tenure as a director of the Company, Mark Elliott did not qualify as independent because he was an employee of Premier. Joseph J. Grano, Jr. does not qualify as independent due to the fact that Mr. Grano is our current Chief Executive Officer. Additionally, Mr. Grano was the Chairman of Ecological, LLC and participated in a transaction with Premier, relating to the acquisition of Ecological, LLC, which exceeded permissible amounts to retain such independence as set forth in NASDAQ Rule 5605(a)(2)(D). The NASDAQ rules have both objective tests and a subjective test for determining who is an “independent director.”  The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever is greater.  The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Code of Ethics.  The Board is committed to legal and ethical conduct in fulfilling its responsibilities.  The Board expects all directors, as well as officers and employees, to act ethically at all times.  Additionally, the Board expects the Chief Executive Officer, the Chief Financial Officer, and all senior financial and accounting officials to adhere to the Company’s Code of Ethics.  The Code of Ethics is posted on our Internet website at www.premieralliance.com, under the “Investor Relations” tab.

Communications with the Board of Directors.  The Board recommends that shareholders initiate any communication with the Board in writing and send it to the attention of our Corporate Secretary by mail to: Board of Directors, Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211 or by e-mail to investor@premieralliance.com.  This process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, our directors and executive officers and beneficial owners of more than 10% of any class of our equity securities are required to file certain reports, within specified time periods, indicating their holdings of and transactions in any class of equity securities and derivative securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of any such reports provided to us and written representations from such persons regarding the necessity to file any such reports, all filings were current as of our fiscal year ended December 31, 2013.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each independent director who served on our Board in 2013.

DIRECTOR COMPENSATION

Director	Fees Earned Or Paid In Cash (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)

Isaac Blech	27,000	-	13,785	-	-	-	40,785
Kevin Carnahan	23,000	-	13,785	-	-	-	36,785
Pat Kolenik	23,000	-	13,785	-	-	-	36,785
Greg Morris	37,000	-	13,785	-	-	-	50,785
Cary Sucoff	23,000	-	13,785	-	-	-	36,785
Wesley Clark	60,000	-		-	-	-	60,000
Seymour Siegel	42,000	-	13,785	-	-	-	55,785
Harvey Pitt	25,500	-		-	-	-	25,500
Joseph J. Grano Jr.	23,000	-	13,785	-	-	-	36,785
John Catsimatidis	13,500	-		-	-	-	13,500

(1)
Our standard compensation as established in mid-2013, each independent director receives a baseline of $3,500 for attendance at each regular and special meeting of the Board, and receives $1,500 for each committee meeting they attend.  In addition each director receives a retainer of $10,000 for the year and committee chairs receive an additional retainer as follows: audit - $10,000, compensation - $7,500, and nominating - $5,000.   Mr. Clark is compensated $5,000 per month of service for all meetings and committee service.

(2)
Our standard compensation established in mid-2013, consists of each independent director being granted options for 75,000 shares upon acceptance of a Board position each year.  Mr. Clark was granted options for 300,000 shares upon acceptance of a Board position of which 150,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  Mr. Catsimatidis was granted options for 300,000 shares upon acceptance of a Board position of which 150,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  Mr. Pitt was granted options for 250,000 shares upon acceptance of a Board position of which 100,000 vested immediately with 50,000 vesting annually for each year of service after the first year.  The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." Using the Black –Scholes valuation method.  The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date.

Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.

EXECUTIVE TEAM REORGANIZATION

On May 20, 2014, the Company appointed Joseph J. Grano, Jr. to serve as Chief Executive Officer of the Company. Mr. Grano also currently serves as the Chairman of the Company’s Board of Directors. Kent Anson, the Company’s former Chief Executive Officer, was appointed to serve as President of the Energy and Controls division of the Company.

On May 20, 2014, the Company appointed Brian King to serve as Chief Operating Officer of the Company. Mark Elliott, the Company’s former Chief Operating Officer, was appointed to serve as the Chief Administrative Officer of the Company.

EMPLOYMENT CONTRACTS

Premier has entered into the following employment agreements:

On June 1, 2011, Premier entered into a three year employment agreement with Mark Elliott, past Chief Executive Officer and current Chief Administrative Officer. On August 9, 2013, Premier entered into a subsequent employment agreement with Mr. Elliott which amends the employment term through December 2015.  The terms of the employment agreement provide for a minimum $210,000 annual base salary unless adjusted by the Board.  Additional options and stock awards may be issued upon certain milestones and as determined by Premier’s board of directors.

On November 22 2013, Premier entered into a two year employment agreement with Eric Hipkins, head of the Cyber Security unit (Root9B). The terms of the employment agreement provide for a $200,000 annual base salary. Additional options and stock awards may be issued upon certain milestones and as determined by Premier’s board of directors.

On January 1, 2014 Premier entered into a one year employment agreement with Ken Smith, our Chief Financial Officer. The terms of the employment agreement provide for a $180,000 annual base salary. Mr. Smith also received an option to purchase an aggregate of 350,000 shares of common stock which will vest over a four year period.

On January 20, 2014, Premier entered into a one year employment agreement with Kent Anson, our then Chief Executive Officer. The terms of the employment agreement provide for a $275,000 annual base salary. Mr. Anson received a $100,000 signing bonus and will be eligible for a minimum guaranteed bonus of $100,000 payable at the end of 2014.  Mr. Anson also received an option to purchase an aggregate of 800,000 shares of common stock which will vest over a three year period.   Additional options and stock awards may be issued upon certain milestones and as determined by Premier’s board of directors. On May 20, 2014, Mr. Anson resigned from his position as Chief Executive Officer and director of the Company and was appointed to serve as President of the Energy and Controls division of the Company.

On May 20, 2014, Premier entered into an employment agreement with Joseph J. Grano, Jr., our Chief Executive Officer (the “Grano Employment Agreement”), which provides for a term of three years. Pursuant to the terms of the Grano Employment Agreement, the Company has agreed to pay Mr. Grano a base salary of $500,000 annually. Mr. Grano shall also be eligible for a minimum guaranteed annual bonus of $500,000 and was issued an option to purchase an aggregate of 2,000,000 shares of the Company’s common stock, which will vest one third immediately, one-third after one year and one-third after two years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board is charged with administering our executive compensation programs. The Compensation Committee evaluates the performance and, based on such evaluation, sets the compensation of our Board, Chief Executive Officer, President and other executive officers and administers our equity compensation plans.

Executive Compensation Policy

The objectives of our executive compensation programs are to:

•
Attract, retain and motivate key executive personnel who possess the skills and qualities to perform successfully in the business and technology consulting industries and achieve our objective of maximizing shareholder value;

•	Closely align the interests of our executives with those of our shareholders;

•	Provide a total compensation opportunity that is competitive with our market for executive talent; and

•
Align our executives’ compensation to our Company’s operating performance with performance-based compensation that will provide actual compensation above the market median when the Company delivers strong financial performance and below the market median when performance is not strong.

While we compete for talent with companies across all industries and sectors, we primarily focus on professional services companies in the energy and business consulting industries.  While we often compete for talent outside this market, these companies define our market for compensation purposes. The Compensation Committee reviews data from these companies, along with other data as it deems appropriate, to determine market compensation levels from time to time and also can seek advice from outside compensation consultants.

Compensation Components

The Compensation Committee primarily uses a combination of base salary, discretionary bonuses and long-term incentive programs to compensate our executive officers. Each element aligns the interests of our executive officers with the interests of our shareholders by focusing on both our short-term and long-term performance.

Base Salaries. We are committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates. The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year as part of our budget determination process. Other than market adjustments that may be required from time to time, the Compensation Committee believes annual merit percentage increases for executives, if any, should generally not exceed, in any year, the average merit increase percentage earned by our non-executives.

Discretionary Annual Bonuses. The Compensation Committee has the authority to award discretionary annual cash or share bonuses to our executive officers based on individual and Company performance. We believe these bonuses are an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is expected to be paid to our executive officers based on individual and/or overall performance standards.  The Board issued a discretionary bonus of $50,000 to the CEO in March 2012, however the CEO deferred receipt until 2013.

Long-Term Incentives. The Compensation Committee also believes that a portion of each executive’s annual total compensation should be a long-term incentive, both to align each executive with the interests of our shareholders and also to provide a retention incentive.  The Compensation Committee approved our 2008 Stock Incentive Plan in May 2008 and received shareholder approval in 2009 (the “Plan”).   As of December 31, 2013 2,175,000 stock options have been granted to senior management and executives under the Plan.  The Outstanding Equity Awards at Fiscal Year End Table below details the stock options granted to executives under the Plan since 2008. In 2014, options were issued to a new CEO, CFO, and COO, as of June 1, 2014 a total of 5,525,000 stock options have been granted and are outstanding to senior management and executives under the Plan.

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the fiscal years ended December 31, 2013 and 2012.

Joseph J. Grano, Jr., Ken Smith, Mark Elliott, Larry Brumfield and Graeme Booth are referred to in this proxy statement as our “Named Executive Officers”.  Joseph J. Grano, Jr., our Chief Executive Officer as of May 20, 2014, Kent Anson, our Chief Executive Officer from January 20, 2014 through May 20, 2014, and Ken Smith, our Chief Financial Officer as of January 1, 2014, had no compensation in 2013.  As none of our Named Executive Officers received any stock awards, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2013 and 2012, we have omitted those columns from the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (3)	Bonus($)	Option Awards (1)	Other Compensation (2)	Total Compensation
Mark S. Elliott(7) Chief Executive Officer	2013	215,750	48,000(5)		3,582	267,332
	2012	$218,009	0	44,400	$4,425	$266,834

Larry W. Brumfield (4)(6) Chief Financial Officer	2013	184,182				184,182
	2012	$150,000	0	14,800	0	$164,800

Graeme Booth President of Services	2013	225,038	3,000			228,038
	2012	$220,146	0	14,800	0	$234,946

1)	Represents stock options granted to these executives.

2)	The amount under “Other Compensation” represents a car allowance or allocations.

3)	Variances from base salary include compensation per company policy for payouts of Paid Time Off not used in prior years that is ineligible to rollover year to year.

4)	On November 22, 2013, the Company and Larry Brumfield jointly determined to end their relationship.

5)	Bonus was awarded in 2012 and paid during 2013.

6)	On January 1, 2014, the Company hired Ken Smith as the Chief Financial Officer.

7)
On January 20, 2015, the Company hired Kent Anson as Chief Executive Officer and Mark Elliott assumed the role of Chief Operating Officer. On May 20, 2014, the Company appointed Joseph J. Grano, Jr. as Chief Executive Officer and Kent Anson assumed the role of President of the Energy and Controls division of the Company.

DESCRIPTION OF BENEFIT PLANS

2008 Stock Incentive Plan

The following table provides information about the number of outstanding equity awards held by our senior management team including our named executive officers at December 31, 2013.  As of December 31, 2013, options to purchase 2,175,000 shares of our common stock by our executives were outstanding.   For issuances to executive officers in 2014 refer to Executive Compensation above.

Outstanding Equity Awards at Fiscal Year-End

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Mark Elliott	300,000 75,000 200,000			1.00 1.00 0.75	3/31/17 12/2020 5/2018
Larry Brumfield (1)	100,000 200,000			1.00 1.00	3/31/17 10/2021
Kevin Hasenfus	75,000 200,000			1.00 0.75	12/2020 5/2018
Robert Yearwood(2)	75,000 200,000			1.00 0.75	12/2020 5/2018
Graeme Booth	100,000 150,000 100,000 200,000			1.00 1.10 1.00 1.00	3/31/17 06/2021 12/2020 6/2020	50,000	32,500
John Galt	200,000			0.78	12/31/17

(1)	On November 22, 2013, the Company and Larry Brumfield jointly determined to end their relationship. All of these options expired and are cancelled effective March 1, 2014

(2)	On March 31, 2014, the Company and Robert Yearwood jointly determined to end their relationship. All of these options will expire and be cancelled effective July 1, 2014 if not exercised.

LIMITS ON LIABILITY AND INDEMNIFICATION

We provide Directors and Officers insurance for our current directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provides that the Company will indemnify its officers and directors to the fullest extent permitted by law.  We believe that this indemnification covers at least negligence and gross negligence on the part of the indemnified parties.  Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 1, 2014, with respect to the beneficial ownership of our outstanding common and preferred stock by (i) each person known to own beneficially more than 5% of our each class of securities; (ii) each of our named executive officers and our directors; and (iii) all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, we believe the persons and entities named in the table have sole voting or investment power with respect to all shares owned.  Additionally, unless otherwise indicated, the address of each person is care of Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

Name	Number of Shares of Common Stock Beneficially Owned	% of Class (1)	Number of Shares of Series C Preferred Stock Beneficially Owned	% of Class	Number of Shares of Series B Preferred Stock Beneficially Owned	% of Class	Number of Shares of Series D Preferred Stock Beneficially Owned	% of Class
Kent Anson (24)	995,000	3.3%
Ken Smith (25)	350,000	1.2%
Mark S. Elliott (2)	1,226,016	4.1%
Robert N. Yearwood (3)	1,877,119	6.4%
Kevin J. Hasenfus (3)	1,567,031	5.3%
Gregory C. Morris (4)	150,000	0.5%
Graeme Booth (6)	550,000	1.9%
John Galt (7)	465,033	1.4%
John Catsimatidis (8)	656,836	2.2%
Seymour Siegel (9)	165,518	0.6%
Wesley Clark (10)	300,000	1.0%
Harvey Pitt (11)	250,000	0.9%
Patrick Kolenik (12)	839,117	2.8%
Cary Sucoff (13)	859,385	2.9%
Richard Siskey (14)	1,051,944	3.6%
Kevin Carnahan (15)	318,334	1.1%
Joseph J. Grano, Jr. (16)	4,125,000	12.6%
Isaac Blech (17)	1,384,231	4.7%
Brian King (18)	870,466	3.0%
Miriam Blech (19)	9,408,835	24.9%	1,428,571	60%
River Charitable Remainder Unitrust f/b/o Isaac Blech (20)	6,272,555	18.0%	952,381	40%
Joseph C Grano & Robert Silver Trustees of The Granos Childrens Trust (26)	2,681,613	9.2%
Eric Hipkins (27)	1,698,215	5.8%
Maxim Group, LLC (21)	2,725,170	9.4%
Philip Kolenik (22)	311,832	1.1%			160,000	13.8%
Louis Eckley (22)	194,303	0.7%			100,000	8.6%
Equitable Trust Company, dba Sterling Trust Custodian FBO David J. Mahoney, IRA (22)	194,484	0.7%			100,000	8.6%
Rozsak Capital, LLLP (22)	155,443	0.5%			80,000	6.9%
K&A Trust (22)	155,443	0.5%			80,000	6.9%
Matthew McFee (22)	155,777	0.5%			80,000	6.9%
Michael Burkhard&Teresa Hawkins (22)	116,582	0.4%			60,000	5.2%
Jenco Business Advisors (22)	156,799	0.5%			80,000	6.9%
Jerold Novack (22)	117,599	0.4%			60,000	5.2%
Equitable Trust Company, dba Sterling Trust Custodian FBO Thomas W. Brake, IRA (22)	116,691	0.4%			60,000	5.2%
Robert Kargman & Marjie Kargman JT TEN (23)	2,655,939	8.4%					1,500	10.8%
Sol J. Barer (23)	1,770,626	5.7%					1,000	7.2%
ACNYC, LLC (23)	1,770,626	5.7%					1,000	7.2%
Transpac Investments Limited (23)	1,750,063	5.7%					1,000	7.2%
The Peierls Foundation (23)	1,239,439	4.1%					700	5.0%
All directors and named officers as a group (2)(3)(4)(5)(6)(7)(8)(10) (11)(12)(13)(14)(15)(16)(17)(18)	19,724,484	35.6%	952,381	40%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock they have the right to acquire within 60 days of December 31, 2013. When computing beneficial ownership percentages, shares of common stock that may be acquired within 60 days are considered outstanding for that holder only, not for any other holder. The number and percentage of shares beneficially owned are based on 28,433,813 shares of common stock issued and outstanding as of April, 1, 2014.

(2)	Includes 575,000 shares issuable upon exercise of stock options held by Mark Elliott. The options were granted in May 2008, December 2010 and March 2012.
(3)	Includes 275,000 shares issuable upon exercise of stock options held each by Kevin Hasenfus and Robert Yearwood. The options were granted in May 2008 and December 2010.
(4)
Includes 50,000 shares issuable upon exercise of warrants held by Greg Morris, granted in June 2011. Also includes 100,000 shares issuable upon exercise of stock options granted in July 2012 and July 2013.

(5)	Includes 300,000 shares issuable upon exercise of stock options held by Larry Brumfield.
(6)	Includes 550,000 shares issuable upon exercise of stock options by Graeme Booth.
(7)
All of the shares held (212,026) have been placed in escrow under the terms of the acquisition of GreenHouse Holdings, Inc. by the Company. This also includes 200,000 shares of common stock issuable upon exercise of stock options.

(8)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued July 18, 2012 upon his becoming a new member of the Board of Directors. Includes 250 shares of Series D Preferred Stock convertible into 333,334 shares of common stock and dividends issued on the Series D Preferred Stock in 2013, which are owned by United Acquisition Corp of which Mr. Catsimatidis indirectly controls and owns.

(9)
Represents 150,000 shares of common stock issuable upon exercise of stock options. 25,000 shares were granted on March 14, 2012 for past board service with GreenHouse and an additional 50,000 were granted on July 1, 2012 upon his being named to the Board of Directors for Premier. 75,000 were granted in July 2013.

(10)	Represents 300,000 shares of common stock issuable upon exercise of stock options issued August 14, 2012 upon his becoming a new member of the Board of Directors.
(11)	Represents 250,000 shares of common stock issuable upon exercise of warrants issued March 21, 2012 upon his becoming a new member of the Board of Directors.
(12)
Includes 540,000 shares issuable upon exercise of warrants. The warrants were granted in April 2010, March 2011, June 2011 and March 2012 and expire in 5 years from issue. Also includes 155,044 shares of common stock held by Huntington Laurel Partners LP of which Mr. Kolenik is a General Partner. Mr. Kolenik shares investment and voting power of the Huntington Laurel Partners shares, and disclaims beneficial ownership to 77,522 of those shares. Also includes 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013.

(13)
Includes 706,440 shares issuable upon exercise of warrants. The warrants were granted in April, June, and December of 2010 and March 2011 and June 2011, and March 2012 and expire in 5 years from issue. Also includes 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013.

(14)	Includes 70,000 shares issuable upon exercise of warrants granted in December 2010, which expire in December 2015.
(15)
Includes 100,000 shares issuable upon exercise of warrants held by Kevin Carnahan granted in September 2011 and 125,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013. Also represents 70 shares of Series D Preferred Stock convertible into 93,334 shares of common stock.

(16)
Includes 500,000 shares received in the acquisition of Ecological, LLC by the Company. The shares are registered in the name of Centurion Holdings, LLC, of which Mr. Grano is a controlling member. Includes 1,300,000 shares of common stock issuable upon exercise of stock options issued to Joseph Grano, Jr, named as the Chairman of the Board of Directors of the Company. The 1,300,000 options are held in the name of Centurion Holdings LLC, of which Mr. Grano is a controlling member. Includes 75,000 options issued for annual board service in July 2013 and 250,000 options issued for board service in March 2014 and 2,000,000 options issued when named the CEO in May 2014.

(17)
Represents 834,231 shares of common stock, 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and July 2013, and 50,000 shares of stock issuable upon exercise of warrants granted June 2011 and 400,000 shares of stock issuable upon exercise of warrants granted May 2012 upon Mr. Blech accepting the position of Vice Chairman of the Board of Directors, both held directly in the name of Isaac Blech.

(18)
Includes 620,466 of common stock owned pursuant to the Company’s acquisition of Ecological, LLC on December 31, 2012 by the CEO of Ecological Partners, LLC, the Company’s wholly owned subsidiary. Also includes 250,000 shares issuable upon exercise of options granted in January 2014.

(19)
Represents (a) 1,428,571 shares of Series C Preferred Stock convertible into 4,285,714 shares of common stock, (b) 4,285,714 shares of common stock issuable upon the exercise of warrants and (c) 837,407 shares of Common Stock. Does not include 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock and 2,857,142 shares of common issuable upon the exercise of warrants beneficially owned by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech is the sole trustee. Miriam Blech is Isaac Blech’s wife and a beneficiary under the Trust. Mrs. Blech disclaims beneficial ownership of the shares held by the Trust, except to the extent of any pecuniary interest therein. Mr. Blech disclaims beneficial interest in the shares held by Mrs. Blech.

(20)	Represents (a) 952,381 shares of Series C Preferred Stock convertible into 2,857,142 shares of common stock, (b) 2,857,142 shares of common stock issuable upon the exercise of warrants and (c) 558,271 shares of common stock. Does not include 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock and 4,285,714 shares of common issuable upon the exercise of warrants beneficially owned by Miriam Blech. The sole trustee of the Trust is Isaac Blech, who has sole voting and dispositive power of the Trust. The beneficiaries of the Trust are Miriam and Isaac Blech. Mr. Blech disclaims beneficial ownership of the shares held by Mrs. Blech, except to the extent of the any pecuniary interest therein.
(21)
Includes 260,750 shares of common stock owned. Also includes 2,464,420 shares of common stock issuable upon exercise of warrants. The warrants were granted in March 2011 (714,285), December 2012 (939,467), January 25, 2013 (527,334), and February 26, 2013 (283,334) and expire in 5 years from issue.

(22)
Represents shares of common stock underlying Series B Preferred Stock convertible on a one-to-one basis, common shares issued as dividends on the Preferred Stock and 870,000 shares of common stock issuable upon exercise of warrants collectively.

(23)
Represents shares of common stock underlying Convertible Redeemable Series D Preferred Stock. Each share represents $1,000 and is convertible at $0.75. Also includes warrants at 25% total coverage on the converted common shares. Also includes common stock dividends issued on Series D Preferred Stock in 2013.

(24)	Includes 800,000 shares of common stock issuable upon exercise of stock options issued January 2013 upon his becoming the Chief Executive Officer of the company.
(25)	Represents 350,000 shares of common stock issuable upon exercise of stock options issued January 2013 upon his becoming the Chief Financial Officer of the company.
(26)
Includes 2,681,613 shares received in the acquisition of Ecological, LLC. The shares are registered in the name of “Joseph C. Grano and Robert H. Silver, Trustees of The Grano Children’s Trust dtd. December 13, 2012” .

(27)	Includes 1,698,215 shares received in the acquisition of Root9B, LLC by the Company of which Mr. Hipkins was the CEO.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews any related party transaction, as that term is defined in Item 404 of Regulation S-K, in which we or any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, is, was or is proposed to be a participant.  Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

Except for the transaction described below, or otherwise set forth in this proxy statement, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2013, or in any currently proposed transaction, which would qualify as a related party transaction, as that term is defined in Item 404 of Regulation S-K

On December 31, 2012 we purchased substantially all of the assets of Ecological LLC. Mr. Grano, our current Chief Executive Officer and Chairman of the Board, served as Chairman of Ecological, LLC at the time of the acquisition, and as such is deemed a related party for purpose of Item 404 of Regulation S-K. In consideration for the purchase of the Ecological, LLC assets, we paid approximately $7 million in cash and shares of our common stock. Mr. Grano individually received approximately $1,972,600 in consideration for the sale of the assets of Ecological, LLC.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

Cherry Bekaert LLP (CB) was selected by the audit committee as our independent accountant in January 2012, responsible for auditing our financial statements.  CB is the second largest public accounting firm in the south and is in the top 30 nationally.  CB has a significant presence in Charlotte, our headquarters, and has strong practice experience not only as it relates to financial audit and reporting but with M&A and strategic planning.  By selecting CB as our auditors we are positioned with a firm that has the expertise and capability to support us through our growth.

During the two most recent fiscal years and through the date of dismissal, we had no disagreements, whether or not resolved, with Cherry Bekaert on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Cherry Bekaert’s satisfaction, would have caused Cherry Bekaert to make reference to the subject matter of the disagreement in connection with its report. There were no events otherwise reportable under Item 304(a)(1)(iv) of Regulation S-K.

During our two most recent fiscal years, we did not consult CB regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

Our Board of Directors recommends that you vote your shares FOR ratification of selection of Cherry Bekaert LLPas our independent auditors for the 2014 fiscal year.

We do not anticipate that representatives of Cherry Bekaert LLP will attend the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and our company, including the matters in the written disclosures provided to us by the independent auditors, as required by the Public Company Accounting Oversight Board (United States), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Fees and All Other Fees

Fees for the annual audit services totaled approximately $70,000 in fiscal year 2013 and approximately $80,000 in fiscal year 2012.   During fiscal year 2013 we incurred other audit-related fees and tax fees of $80,500 related to work performed by our independent auditors, but incurred no other fees related to work performed by our independent auditors. The audit-related fees were incurred in connection with our filing of quarterly financial statements and any other required financial filing that we are required to file in the year.

Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services.

Consistent with the Sarbanes-Oxley Act and the SEC regulations promulgated there under, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be performed by our independent auditors.

Respectfully submitted April 10, 2014, by the members of the Audit Committee.

Gregory Morris, Harvey Pitt, Seymour Siegel

PROPOSAL 3: APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to vote, on an advisory basis, on the compensation of its named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. For purposes of this Proxy Statement, the following Company executives are referred to collectively as the “Named Executive Officers”: Joseph J. Grano, Jr., Ken Smith, Mark Elliott, Larry Brumfield and Graeme Booth.  We are required to hold a vote regarding the frequency of future non-binding advisory votes relating to future named executive officer compensation once every six years. At our 2013 Annual Meeting of Shareholders, our Shareholders voted to hold an annual non-binding advisory vote relating to the frequency of future non-binding advisory votes on resolutions approving future named executive officers compensation. As such, we are now soliciting your non-binding advisory vote for the compensation of our Named Executive Officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the shareholders approve the compensation of the Named Executive Officers of Premier Alliance Group, Inc., as disclosed in the “Executive Compensation”, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for  the Company’s 2014 Annual Meeting of Shareholders.

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider shareholder concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

The Board of Directors unanimously recommends a vote “FOR” supporting the compensation plan for our executive officers.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED CAPITAL STOCK OF THE COMPANY

On May 23, 2014, the Board of Directors approved an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized Common Stock from 90,000,000 shares to 125,000,000 shares. You are urged to read carefully the full text of the proposed amendment to the Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Appendix A (the “Certificate of Amendment”). If the shareholders approve the Certificate of Amendment, at any time prior to the effectiveness of the filing of the Certificate Amendment with the Secretary of State of the State of Delaware, the Board may abandon the Certificate of Amendment without further action by the Corporation’s stockholders.

As of May 31, 2014, there were 55,444,524 shares of the Company’s Common Stock issued and outstanding inclusive of all preferred stock on an as-converted basis, 0 shares of common stock held in treasury and 8,393,252 shares of common stock available for issuance (excluding shares issuable upon the exercise of outstanding Stock options and warrants). As of May 31, 2014, there were: (i) 2,000,000 shares of the Company’s 7% Series B Convertible Preferred Stock (“Series B Preferred Stock”) authorized and 1,160,000 shares of Series B Preferred Stock issued and outstanding; (ii) 2,500,000 shares of the Company’s 7% Series C Convertible Preferred Stock (“Series C Preferred Stock”) authorized and 2,380,952 shares of Series C Preferred Stock issued and outstanding; and (iii) 15,000 shares of the Company’s 8% Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”) authorized and 13,376 shares of Series D Preferred Stock issued and outstanding.

Purpose and Effect of the Amendment

The proposed increase in the number of shares of our authorized Common Stock will provide us with the ability to issue such capital stock for a variety of corporate purposes and will ensure that shares will be available, if needed, for issuance in connection with stock splits or other recapitalizations, acquisitions or other business development efforts, equity financings or other corporate purposes. In addition, we may in the future seek shareholder approval to issue shares pursuant to one or more equity incentive plans, and if shareholder approval is obtained, we may issue shares of common stock in connection with grants of stock options or other equity-based compensation. Our Board of Directors reviews and evaluates potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of the Company and its shareholders. The plan of the Company contemplates the future acquisition of operating companies and/or assets that are perceived as compatible with its plan. Inasmuch as substantially all of the authorized shares of the Common Stock has either been issued or reserved for issuance upon the exercise of warrants, options and Preferred Stock, the Board has determined that it is imperative to the Company’s future plans that there be sufficient shares of the Common Stock authorized for issuance with which acquisition and/or financing opportunities could be completed expeditiously.

We have no present plan, agreement or understanding involving the issuance of our capital stock except for shares required or permitted to be issued under our 2008 Stock Incentive Plan. However, our Board of Directors believes that the availability of the additional shares for such purposes would be beneficial, because it will enhance our ability to respond promptly to any opportunities without the possible delay and significant expense of calling and holding a special meeting of shareholders to increase authorized capital.

The additional common stock to be authorized by adoption of the proposed amendment to our Certificate of Incorporation would have rights identical to our currently outstanding common stock. The proposed increase in the number of shares of common stock will not change the number of shares of stock outstanding; nor will it have any immediate dilutive effect or change the rights of current holders of our common stock. However, to the extent that the additional authorized shares are issued in the future, they may decrease the percentage equity ownership of existing shareholders and, depending on the price at which they are issued, may dilute earnings and book value on a per share basis. Our shareholders have no preemptive rights to subscribe for additional shares of common stock when issued, which means that current shareholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of our common stock.

If the proposal is approved, it will become effective upon filing of the Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The Certificate of Amendment will amend and restate the text of Article FOURTH of our Certificate of Incorporation to read as follows:

“FOURTH:                      The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock."  The total number of shares of both classes of stock which the Corporation has authority to issue is one hundred thirty five million (135,000,000) shares, consisting of: one hundred twenty five million (125,000,000) shares of Common Stock, $0.001 par value per share, ten million (10,000,000) shares of preferred stock, $0.001 par value per share.

The Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to limitations prescribed by applicable law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, shall consist of such number of shares, shall be issued for such consideration and shall otherwise have such powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions, if any, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with applicable law.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment to the certificate of incorporation of the Company increasing the authorized capital stock of the Company.

PROPOSAL 5: AMENDMENT TO PREMIER ALLIANCE GROUP INC.’S 2008 STOCK INCENTIVE PLAN

Introduction

We are asking our shareholders to approve an amendment to our 2008 Stock Incentive Plan (the “2008 Plan”) at the Annual Meeting. Our 2008 Plan was originally adopted by our Board of Directors on May 15, 2008 and was approved by our shareholders on May 29, 2009.  On May 23, 2014, our Board of Directors approved an amendment to the 2008 Plan, consisting of an increase in aggregate number of shares of our common stock authorized for issuance under the 2008 Plan from 10,000,000 shares to 20,000,000 shares, subject to the approval of our shareholders.  As of the date hereof, there are no specific award issuances under the 2008 Plan contemplated at this time.

We are requesting that our shareholders vote on increasing the aggregate number of shares of our common stock authorized for issuance under the 2008 Plan by 10,000,000 shares so that the number of shares authorized under the 2008 Plan shall equal 20,000,000 shares in the aggregate. As of June 1, 2014, an aggregate of 900,136 shares of common stock remained available for future issuance under the 2008 Plan. Our Board believes it is in the best interests of the Company and our shareholders to continue to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the 2008 Plan, encouraging them to remain in our employ and more closely aligning their interests with those of our shareholders.

The full text of the proposed amendment to the Stock Incentive Plan is set forth in Appendix B to this proxy statement.

Dilutive Effect of the Amendment to the 2008 Plan

The Company is committed to effectively managing its equity compensation programs while minimizing shareholders dilution. For this reason, in administering our 2008 Plan, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our shareholders.

Our overhang is defined as the total equity awards outstanding plus any awards authorized under a plan but not yet issued, divided by total common shares outstanding inclusive of all preferred shares on an as-converted basis, plus shares available under option awards. The overhang measures the potential dilutive effect of outstanding equity awards and future awards available for grant. In calculating our overhang, we have included shares issuable under options to employees and/or members of our Board of Directors. Our overhang as of May 31, 2014 was 15.28%.

Our burn rate is defined as the number of equity awards granted in the year, divided by the weighted average number of common shares outstanding inclusive of all preferred shares on an as-converted basis, at year-end. It measures the potential dilutive effect of annual equity grants. For the fiscal year ended December 31, 2013, our burn rate was 1.06%. Our three year average burn rate from fiscal 2011 through 2013 was 5.0%. The burn rate benchmark for our industry represented by GICS Software & Services was 7.25% in 2014.  We believe that our burn rate and overhang are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes, given the size and stage of our operations.

Why We Are Requesting Shareholder Approval of the 2008 Stock Incentive Plan

The approval by our shareholders of the 2008 Plan will allow us to continue to grant incentive stock options, non-statutory stock options, stock bonuses and rights to acquire restricted stock to our employees, officers and directors, as well as consultants and advisors. We believe that our ability to grant this broad array of equity incentives is critical to secure, retain and incent our talented service providers and to respond to market conditions and best practices, while at the same time balancing the dilution to our shareholders caused by our equity incentive programs.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s shareholders.

Summary of 2008 Plan

Description of the Plan

Purpose. The purpose of the 2008 Plan is to provide a method whereby selected key employees, selected key consultants, professionals and non-employee directors of the Company may have the opportunity to invest in shares of the Company's common stock, thereby giving them a proprietary and vested interest in the growth and performance of the Company, and in general, generating an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders.  Further, the Plan is designed to enhance the Company's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth, and profitability of the Company depends.

Shareholder Approval of the Plan. The Board of Directors adopted the 2008 Plan on May 15, 2008. The Company’s shareholders approved the 2008 Plan on May 29, 2009. The Company is seeking shareholder approval of the Amended 2008 Plan.

Eligible Participants. Grants under the Plan may be made to employees, key consultants or professionals and non-employee directors of the Company. The Board of Directors will also determine the actual share numbers and other amounts and exercise/purchase prices for all grants under the 2008 Plan, except that the aggregate Fair Market Value (determined at the time the Option is granted and as defined in the 2008 Plan) of the common stock with respect to which an incentive stock option is exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any subsidiary of the Company) shall not exceed $100,000.  The foregoing limitation shall be modified from time to time to reflect any changes in Section 422 of the Internal Revenue Code and any regulations promulgated thereunder setting forth such limitations.

Awards. The Board of Directors may, in its discretion, require consideration for the grant of awards under the 2008 Plan.

Stock options. Options awarded under the 2008 Plan may be incentive stock options (intended to qualify as such under Section 422 of the Internal Revenue Code) or non-qualified options, or a combination of both, as determined by the Board of Directors.  The Board of Directors will also determine the exercise price for all options granted under the 2008 Plan, except that the exercise price for incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The fair market value of our common stock on June 19, 2014, based on its closing bid price on the OTCQB, was $0.70.  Options awarded under the 2008 Plan may be exercised by delivery of cash, check or shares of our common stock held by the option holder for at least six months, or by any other methods permitted by the Board of Directors.

Restricted stock awards. Shares of common stock awarded as restricted stock under the 2008 Plan will be subject to transfer restrictions and risk of forfeiture, as the Board of Directors determines at the time of grant, until specified conditions are met.  These conditions may be based on continuing employment, achievement of pre-established performance objectives, or both.  Until the restrictions set by the Board of Directors lapse or are satisfied, the restricted stock may not be transferred by any means. The Company will retain possession of the certificates representing shares of restricted stock with respect to which the restrictions have not lapsed or been satisfied.  Notwithstanding retention of the certificates by the Company, the participant in whose name any certificate is issued will have all rights of a shareholder of the Company, including dividend and voting rights.  However, the Company will retain all dividends for the participant’s account until the restrictions on the shares have lapsed or been satisfied.

Number of Shares of Common Stock Available Under the Plan. Assuming the amendment to the 2008 Plan is approved by the shareholders, the total number of shares of common stock that may be issued pursuant to stock awards under the 2008 Plan shall not exceed in the aggregate 20,000,000 shares common stock of the Company.  If any shares of Common Stock that have been optioned cease to be subject to a Stock Option for any reason, or if any shares of Common Stock that are subject to any Restricted Stock award are forfeited or any such award otherwise terminates without the issuance of such shares, such shares shall again be available for distribution under the 2008 Plan.

Administration of the 2008 Plan. The Board of Directors has the authority to administer the 2008 Plan or may delegate administration of the 2008 Plan to a committee of not less than two members of the Board of Directors. If administration is delegated to a committee, the committee shall have all administrative powers conferred upon the Board of Directors, including the power to delegate to a subcommittee any of the administrative powers the committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors may abolish the committee at any time and re-vest the administration of the Plan in the Board of Directors.

Termination and Suspension of the Plan. The Board of Directors may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on May 29, 2019, or ten years after approval of the 2008 Plan by the majority shareholders of the Company. No stock awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Duration of Awards; Vesting; Termination of Employment. Following a termination of employment, vested options must be exercised within three months (12 months in the case of death or disability), except that options terminate immediately upon a termination for cause as defined in the relevant participant’s employment agreement, or as determined in the discretion of the Board of Directors if no employment agreement exists. Any non-vested option or other awards issued under the 2008 Plan will be forfeited upon any termination, subject to the Board of Director’s discretion to determine otherwise.

Transferability. Incentive stock options are transferable only by will or the laws of descent and distribution. In its discretion, the Board of Directors may authorize the initial holder of any non-qualified option to transfer the option to any of the following:

•	the employees guardian; or
•	legal representative if permitted by Section 422 and related sections of the Code and any regulations promulgated thereunder.

Business Combinations and Changes in Capital Structure. In the event of certain business combination transactions affecting the Company, awards under the 2008 Plan will be treated as follows, in each case unless such awards are assumed by the surviving entity:

•
all outstanding stock options which have been outstanding for at least six months shall become exercisable in full, whether or not otherwise exercisable at such time, and any such stock option shall remain exercisable in full thereafter until it expires pursuant to its terms; and

•	all restrictions and deferral limitations contained in restricted stock awards granted under the 2008 Plan shall lapse.

These rules apply in the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving entity or in which the Company becomes a subsidiary of another entity, or a merger or consolidation in which the outstanding voting stock of the Company does not continue to represent more than 50% of the combined voting stock of the Company or the surviving entity, or upon a spin-off or reverse spin-off by the Company, or a sale of all or substantially all of the assets of the Company.

In the event of any other change in the corporate structure or outstanding common stock of the Company, the Board of Directors has the discretion to prevent dilution by making equitable adjustments to the number of shares or class of shares available under the 2008 Plan, or to any outstanding incentive awards.

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment to the Premier Alliance Group, Inc. 2008 Stock Incentive Plan.

OTHER MATTERS

The Board of Directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of our Company at any time since the beginning of our fiscal year as of December 31, 2013 and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for shareholders and cost savings for companies.

Although we do not intend to household for our shareholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Shareholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS

The deadline for submitting shareholder proposals for inclusion in our proxy statement and form of proxy for the next annual meeting must be delivered to the chairman not less than 120 days prior to the anniversary of the preceding year's annual meeting. Proposals received after such time will be considered untimely. In addition, the acceptance of such proposals is subject to the Securities and Exchange Commission guidelines.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By order of the Board of Directors
/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. CEO / Chairman of the Board of Directors

Dated: June 23, 2014
Charlotte, North Carolina

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PREMIER ALLIANCE GROUP, INC.

Under Section 242 of the General Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is PREMIER ALLIANCE GROUP, INC. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 21, 2011.

3. The Certificate of Incorporation of the Corporation is hereby amended to change the authorized capital.

4. Article Fourth of the Certificate of Incorporation is hereby amended and restated, in its entirety, to read as follows:

FOURTH:           The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of both classes of stock which the Corporation has authority to issue is one hundred thirty five million (135,000,000) shares, consisting of: one hundred twenty five million (125,000,000) shares of Common Stock, $0.001 par value per share, and ten million (10,000,000) shares of Preferred Stock, $0.001 par value per share.

The Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to limitations prescribed by applicable law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, shall consist of such number of shares, shall be issued for such consideration and shall otherwise have such powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions, if any, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with applicable law.

5. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of the Certificate of Incorporation to be signed as of the _____ day of __________, 2014.

                 By:_________________________
                 Name: Joseph J. Grano, Jr.
                 Title:  Chief Executive Officer

Appendix B

FIRST AMENDMENT TO
PREMIER ALLIANCE GROUP, INC.’S
2008 STOCK INCENTIVE PLAN

WHEREAS, Premier Alliance Group, Inc. (the “Company”) maintains the Premier Alliance Group 2008 Stock Incentive Plan (the “Incentive Plan”);

WHEREAS, the Board of Directors (the “Board”) has determined that it is in the best interests of the Company to amend the Incentive Plan to increase the maximum number of shares of the Company’s common stock authorized to be issued under the Incentive Plan by 10,000,000, from 10,000,000 to 20,000,000; and

WHEREAS, pursuant to Section 10 of the Incentive Plan, an amendment that materially increases the aggregate number of shares that may be issued under the Incentive Plan generally must be approved by a majority of votes cast by the stockholders of the Company in accordance with applicable stock exchange rules.

NOW, THEREFORE, effective as of the date of approval by a majority of votes cast by the stockholders of the Company in accordance with applicable stock exchange rules, the Incentive Plan is hereby amended in the following particulars:

1.	Section 4 of the Incentive Plan is deleted in its entirety and replaced with the following:

“4. Shares Subject to the Plan. Subject to adjustment as provided in Section 7, an aggregate of 20,000,000 shares of Common Stock shall be available for issuance under the Plan.  The shares of Common Stock deliverable upon the exercise of Options may be made available from authorized but unissued Shares or Shares reacquired by the Company, including Shares purchased in the open market or in private transactions.  If any shares of Common Stock that have been optioned cease to be subject to a Stock Option for any reason, or if any shares of Common Stock that are subject to any Restricted Stock award are forfeited or any such award otherwise terminates without the issuance of such shares, such shares shall again be available for distribution under the Plan.

2.	In all other respects the Incentive Plan shall remain unchanged and in full force and effect.

PROXY CARD

PREMIER ALLIANCE GROUP, INC.
2014 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints each of Mark S. Elliott and Ken Smith as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned to vote all shares of common stock, par value $.001 per share, or preferred stock of Premier Alliance Group, Inc., that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on 1:00 p.m. Eastern Daylight Time on August 13, 2014, at the company's offices at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and at any adjournment, on the matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as checked on the reverse side on the matters listed on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this proxy card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5. With respect to any other matters that properly come before the annual meeting, the proxies may vote at their discretion. The Board currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable to serve, this proxy will be voted for any other person or persons, if any, that the Board designates.

(Continued, and to be marked, dated and signed, on the other side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 13, 2014.

The proxy statement and our 2013 Annual Report to Shareholders are available at:
http://viewproxy.com/premieralliance/2014RAM/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5

Please mark your votes like this ☒

1. Election of the following director nominees to serve for the following year and until their successors are elected:

		FOR ALL NOMINEES LISTED	WITHHOLD AUTHORITY FOR ALL NOMINEES
01 Isaac Blech	07 Gregory Morris	☐	☐
02 Kevin Carnahan	08 Harvey Pitt		
03 John Catsimatidis	09 Seymour Siegel		
04 Wesley Clark	10 Cary Sucoff		
05 Joseph Grano			
06 Patrick Kolenik			

WITHHELD FOR THE FOLLOWING ONLY: (WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE BELOW)

____

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

I plan on attending the meeting ☐

Please mark, date and sign exactly as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

Date: _______________________________

○ Mark here if your address has changed and provide us with your new address above

CONTROL NUMBER

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____
Signature

____
Signature (if held jointly)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.